EXHIBIT 22.1
Subsidiaries of Registrant

Subsidiaries of ALL Fuels & Energy Company:

              -             ALL Energy Company, a Delaware corporation.

              -             ALL Energy Manchester, LLC, an Iowa limited liability company.

              -             AFSE Enzyme, LLC, a Florida limited liability company.